Exhibit 1.3

SECOND AMENDMENT TO THE LETTER AGREEMENT

This SECOND AMENDMENT TO THE LETTER AGREEMENT is dated as of May 20, 2019 (the "Amendment") is an amendment to the Letter Agreement dated as of March 12, 2019, as amended by the first amendment to the Agreement on April 4, 2019 (the letter together with all amendments, the "Agreement"), by and between Knightscope, Inc. (the “Company”) and Maxim Group LLC (together with its owned or controlled subsidiaries, “Maxim” or the “Placement Agent”).

WHEREAS, the Parties wish to provide for certain amendments to the terms of the Agreement in order to provide for Maxim to act as the Company’s placement agent in connection with the offering of the Company’s Series S Preferred Stock pursuant to Regulation A under the Securities Act of 1933, as amended (the “Regulation A Offering”), in addition to the pre-existing offering of the Company’s Series S Preferred Stock conducted in accordance with Rule 506(c) of Regulation D of the Securities Act of 1933, as amended (the "Regulation D Offering” and together with the “Regulation A Offering,” the “Regulation A and Regulation D Offerings”).

NOW, THEREFORE, the parties hereby amend the Agreement, and agree as follows:

1.	Regulation A Offering. Maxim hereby agrees to act as the Company’s placement agent in connection with the Regulation A Offering pursuant to the terms of the Agreement; and all references to the Regulation D Offering are hereby amended to refer to the Regulation A and the Regulation D Offerings, such that all terms that apply to the Regulation D Offering also apply to the Regulation A Offering.

2.	No Other Amendments. Except as expressly amended by this Amendment, the Agreement remains in full force and effect.

3.	Governing Law. All rights and obligations hereunder will be governed by the laws of the State of New York, without regard to the conflicts of law provisions of such jurisdiction.

4.	Modification. Any provision of this Amendment may be amended, waived or modified only upon the written consent of the Company and the Placement Agent.

5.	Counterparts. This Amendment may be executed in counterparts, each of which shall be declared an original, but all of which together shall constitute one and the same instrument.

(Signature Pages Follow)

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

Very truly yours,

Maxim GROUP LLC

By:	/s/ Clifford A. Teller
Name: Clifford A. Teller
Title: Executive Managing Director, IB

Address for notice:
405 Lexington Avenue
New York, NY 10174
Attention: James Siegel, General Counsel Email: jsiegel@maximgrp.com

Accepted and Agreed to as of

the date first written above:

KNIGHTSCOPE, INC.

By:	/s/ William Santana Li
Name: William Santana Li
Title: CEO

Address for notice:

Knightscope, Inc.

1070 Terra Bella Avenue

Mountain View, CA 94043

Attention: William Santana Li

Email: wsl@knightscope.com

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